Exhibit 23.1

Yu Certified Public Accountant PC

Professionalism, Expertise, Integrity

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amended Registration Statements on Form F-1 of our report dated April 26, 2021, relating to the consolidated financial statements of Borqs Technologies Inc., its subsidiaries and its consolidated variable interest entities (the “Group”) as of December 31, 2020 and 2019, and for each of the three years for the period ended December 31, 2020, in which our report expresses an unqualified opinion and includes explanatory paragraphs relating to substantial doubt on the Company’s ability to continue as a going concern, the adoption of Accounting Standards Codification Topic 326, Financial Instruments-Credit Losses, and the adoption of Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, and also critical audit matters, including going concern assessment, Allowance for current expected credit losses (“CECL”) on accounts receivables and other receivables, and Accrual of contingent liability on the potential dispute of ownership upon the Group’s discontinued operation, appearing in the Amended Registration Statement (Form F-1) and the Group’s related Prospectus dated December 17, 2021.

/s/ Yu Certified Public Accountant P.C.

New York, New York

December 17, 2021